UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)    January 30, 2012
OSI RESTAURANT PARTNERS, LLC
(Exact name of registrant as specified in its charter)

Delaware	1-15935	59-3061413
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2202 North West Shore Boulevard, Suite 500, Tampa, Florida 33607
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code  (813) 282-1225

 N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 30, 2012, OSI Restaurant Partners, LLC (the “Company”) announced changes in responsibility among the Company's executive management team. Dirk Montgomery, the Company's Senior Vice President and Chief Financial Officer (“CFO”), will take on the new position of Chief Value Chain Officer. In this role, Mr. Montgomery will have responsibility for the Company's productivity team, the Global Supply Chain organization and the IT organization. Mr. Montgomery will remain in his current role as CFO until the Company hires a new Chief Financial Officer. Mr. Montgomery will assume his new responsibilities at that time.

The Company also announced that, effective immediately, Jody Bilney, the Company's Chief Brand Officer, who has responsibility for the Company's enterprise-wide marketing organization, will also oversee the Company's R&D organization.

In connection with these changes, Mr. Montgomery's employment agreement has been amended to fix his annual cash bonus target for 2012 under the Company's bonus plan at 85% of base salary, which is in line with the maximum bonus target for the Company's other senior executives, other than Ms. Smith, whose target is 100% of base salary.

Separately, on February 2, 2012, the Company and Elizabeth A. Smith, the Company's Chief Executive Officer, entered into an amendment to Ms. Smith's employment agreement to reduce her base salary by $75,000 to $925,000 effective January 1, 2012 and to increase her target bonus percentage for 2012 for purposes of the Company's annual bonus plan to 100% of base salary from 85% of base salary.

ITEM 7.01	Regulation FD Disclosure.

The press release announcing the management changes is furnished with this report as Exhibit 99.1.

ITEM 9.01     Financial Statements and Exhibits.

 (d) Exhibits.

Exhibit Number	Description

99.1	Press Release issued January 30, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSI RESTAURANT PARTNERS, LLC
(Registrant)

Date:	February 2, 2012	By:	/s/ Dirk A. Montgomery
Dirk A. Montgomery
Chief Financial Officer

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